Exhibit 10.11
McJunkin Red Man Corporation
835 Hillcrest Drive
Charleston, WV 25311
September 24, 2008
H.B. Wehrle, III

Dear Bernie:
     This letter agreement memorializes our mutual understanding that the employment agreement entered into between you, McJ Holding LLC (currently known as PVF Holdings LLC) and McJunkin Corporation (currently known as McJunkin Red Man Corporation) on December 4, 2006 (the “Employment Agreement”) shall be terminated in accordance with this letter agreement.
1.	Payment. In consideration of the termination of the Employment Agreement and of the covenants set forth below, you shall be paid a lump sum payment equal to $2,281,396.08 (the “Agreed Amount”). This payment represents the value of all amounts to which you would have become entitled during the remaining term of the Employment Agreement pursuant to Sections 2.1. 2.2 and 2.4 thereof, based on your continued service during such remaining term. The Agreed Amount (subject to all required withholdings) shall be paid to you in a lump sum on October 1, 2008. It is understood and agreed that the Agreed Amount does not include any amounts accrued prior to the date hereof and payable pursuant to the terms of any of the company’s employee benefit plans, any such amounts to be paid in accordance with the terms of such plans and, if applicable, in compliance with Section 409A of the Internal Revenue Code and the regulations issued thereunder. Upon payment of the Agreed Amount, the Employment Agreement shall terminate and be of no further force and effect.
2.	Profits Units. On January 31, 2007, pursuant to the Limited Liability Company Agreement of McJ Holding LLC dated as of December 4, 2006 (the “LLC Agreement”), you were granted Profits Units (as defined in the LLC Agreement). Notwithstanding Section 7.2(a) of the LLC Agreement, in the event of the termination of your service as chairman of the board of directors of PVF Holdings LLC and as a member of the board of directors of McJunkin Red Man Holding Corporation at any time for any reason, zero percent (0%) of your Profits Units shall be subject to forfeiture.
3.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships. In consideration of your receipt of the Agreed Amount and other such consideration provided for herein, you agree to be bound by the covenants set forth in Appendix A to this letter agreement.
     If the foregoing terms and conditions are consistent with your understanding, please sign this letter agreement below and return a copy to me.

Very truly yours, PVF HOLDINGS LLC
/s/ Stephen W. Lake
By: Stephen W. Lake
Title: Senior Corporate Vice President, General Counsel & Corporate Secretary

McJUNKIN RED MAN CORPORATION
/s/ Stephen W. Lake
By: Stephen W. Lake
Title: Senior Corporate Vice President, General Counsel & Corporate Secretary

ACCEPTED AND AGREED:

/s/ H.B. Wehrle, III
H.B. Wehrle, III

[Signature Page to H.B. Wehrle, III -Letter Agreement]

Appendix A
1.	Unauthorized Disclosure. You agree and understand that in your positions with PVF Holdings LLC, McJunkin Red Man Holding Corporation (the “Company”) and McJunkin Red Man Corporation, you have been and will be exposed to and have and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). You agree that at all times during your period of service with the Company and its affiliates and thereafter, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the provision of your services to the Company and its affiliates without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the provision of your services to the Company and its affiliates, unless required by law to disclose such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. Nothing in this Section 1 shall prohibit you from disclosing or using Confidential Information which has become publicly available other than by your disclosure in violation of this Section 1. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon the termination of your service to the Company and its affiliates, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during the course of your service to the Company and its affiliates, and any copies thereof in your (or capable of being reduced to your) possession; provided, however, that you may retain your full rolodex or similar address and telephone directories.
2.	Non-Competition. By and in consideration of PVF Holdings LLC and McJunkin Red man Corporation entering into this letter agreement and the payments to be made and the benefits to be provided hereunder, you agree that you shall not, from the date hereof until the later of (i) January 31, 2012 or (ii) twenty-four (24) months following the later of the date that you cease to serve as chairman of the board of directors of PVF Holdings LLC or the date that you cease to serve as a member of the board of directors of the Company (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 2, so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of the Company or any of its affiliates or (ii) proposed to be conducted by the Company or any of its affiliates in the company’s business plan as in effect at that time. During the Restriction Period, upon request of the Company, you shall notify the Company of your then-current employment status.
3.	Non-Solicitation of Employees. During the Restriction Period, you shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.
4.	Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out your responsibilities for the Company and its affiliates), you shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its affiliates and any of its or their customers or clients so as to cause harm to the Company or its affiliates.
5.	Extension of Restriction Period. The Restriction Period shall be tolled for any period during which you are in breach of any of Sections 2, 3 or 4 hereof.
6.	Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this letter agreement to any Person; provided you may disclose this letter agreement and/or any of its terms to your immediate family, financial advisors and attorneys, so long as you instruct every such Person to whom you make such disclosure not to disclose the terms of this letter agreement further.
7.	Remedies. You agree that any breach of the terms of this Appendix A would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; you therefore also agree that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all Persons acting for and/or with you, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from you. You and the Company further agree that the provisions of the covenants contained in this Appendix A are reasonable and necessary to protect the businesses of the Company and its affiliates because of the your access to Confidential Information and your material participation in the operation of such businesses.